ETF MASTER SERVICES AGREEMENT

This ETF Master Services Agreement (this “Agreement”), dated August 21, 2025, is between Diamond Hill Capital Management, Inc. (the “Administrator”), an Ohio corporation, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background
The Administrator serves as the fund administrator for each series of Diamond Hill Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Administrator desires that Ultimus perform certain services for each series of the Trust listed on Schedule A (as amended from time to time)(individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions
1.Retention of Ultimus
The Administrator retains Ultimus to act as the service provider on behalf the Trust and each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

    ☒    Sub-Fund Accounting Addendum

    ☒    Sub-Fund Administration Addendum

2.Allocation of Charges and Expenses

2.1.Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

2.2.The Administrator acknowledges and agrees that, except as provided in Section 2.1, Ultimus shall not be responsible for paying any expenses of the Administrator or any Fund, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and redeeming shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of the trustees (“Trustees”) on the Trust’s board of trustees (“Board”) who are not affiliated persons of Ultimus; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of the Administrator to each Fund.

3.Compensation

3.1.The Administrator, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The Administrator shall promptly pay Ultimus’ compensation for the preceding month.

3.3.In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.In the event that any fees are disputed, the Administrator shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Administrator documentation which reasonably supports the disputed charges.

4.Reimbursement of Expenses
In addition to paying Ultimus the fees described in each Fee Letter, the Administrator agrees to reimburse Ultimus for its actual reasonable and documented reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Board or any committee thereof and shareholders’ meetings;

4.2.All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of each Fund;

4.3.All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with each Fund, the Administrator, the custodian to each Fund, counsel for each Fund, counsel for each Fund’s independent Trustees, each Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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4.4.The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.The cost of electronic or other methods of storing records and materials;

4.6.All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by each Fund;

4.7.Any expenses Ultimus shall incur at the direction of an officer of each Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of each Fund for certain purposes;

4.8.A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.9.Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.Maintenance of Books and Records; Record Retention

5.1.Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.Ownership of Records

A.Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Administrator or each Fund (as applicable).

B.Ultimus agrees to provide the Client Records to the Administrator, at the expense of the Administrator, upon reasonable request, and to make such books and records available for inspection by the Administrator, each Fund, or its regulators at reasonable times.

C.Ultimus agrees to furnish to the Administrator, at the expense of the Administrator, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Administrator, upon the written request of the Administrator, or destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Administrator with copies as soon as reasonably practical after the termination of this Agreement.

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5.3.Ultimus agrees to keep confidential all Client Records and to protect all Client Records as Confidential Information (as defined below) pursuant to Section 16 below, except when requested to divulge such information by duly constituted authorities or court process.

5.4.If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Administrator of such request(s) so that the Administrator may seek, at the expense of the Administrator, an appropriate protective order.

6.Subcontracting
Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.Effective Date

7.1.This Agreement shall become effective as of the date first above written with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2.Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a Fund is not in existence on that date, on the date the Fund commences operation).

8.Term

8.1.Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the date first above written (the “Initial Term”).
8.2.Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.Termination. A party may terminate this Agreement under the following circumstances.

A.Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

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(2)the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.Out-of-Scope Termination. If the Administrator demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.Early Termination. Any termination by the Administrator other than termination under Section 8.3.A-C is deemed an “Early Termination” and is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Administrator to effect a prompt transition to a new service provider selected by the Administrator. Ultimus shall be entitled to collect from the Administrator, in addition to the compensation described in each Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Administrator or its designees of the Administrator’s or any Fund’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

G.Liquidation. Upon termination of this Agreement due to the liquidation of a Fund, Ultimus shall be entitled to collect from the Administrator, in addition to the compensation described in each Fee Letter, the amount of all of Ultimus’ cash
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disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Administrator or its designees of the Administrator’s or any Fund’s property, records, instruments, and documents.

8.4.No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.Additional Funds
In the event that the Trust establishes one or more series after the Agreement Effective Date, each such series shall become, at the discretion of the Administrator and Ultimus, a Fund under this Agreement and shall be added to Schedule A.

10.Standard of Care; Limits of Liability; Indemnification

10.1.Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.Limits of Liability

A.Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Administrator (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Administrator for certain purposes);

(2)operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)using valuation information provided by the Administrator’s approved third-party pricing service(s) for the purpose of valuing each Fund’s portfolio holdings;

(4)subject to Section 6 of this Agreement, any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties; and
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(5)any error, action or omission by the Administrator, Fund, or other past or current service provider.
B.Ultimus may apply to the Administrator at any time for instructions and may, with the prior written consent of the Administrator, consult with counsel for the Administrator and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.A copy of the Administrator’s organizational documents (the “Organizational Documents”) is on file with the Secretary of State (or equivalent authority) of the state in which the Administrator is organized, and notice is hereby given that this instrument is executed on behalf of the Administrator and not its officers individually and that the obligations of this instrument are not binding upon any of the officers or shareholders individually but are binding only upon the assets and property of the Administrator), and Ultimus shall look only to the assets of the Administrator) for the satisfaction of such obligations.

D.Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Administrator or any of the Administrator’s other service providers until receipt of written notice thereof from the Administrator (as applicable). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.Each Fund has and retains primary responsibility for oversight of all compliance matters relating to such Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002, each as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in such Fund’s prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.To the maximum extent permitted by law, the Administrator agrees to limit Ultimus’ liability for any Losses (as defined below) suffered by the Administrator or any Fund to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the
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possibility thereof. Subject to Section 6 of this Agreement, Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus’ Services to the Administrator or any Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.Indemnification

A.Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each, an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth herein unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.Notwithstanding the foregoing provisions, the Administrator shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.The provisions of this Section 10 shall survive termination of this Agreement.

11.Force Majeure.
Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.
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12.Representations and Warranties

12.1.Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)It is a corporation, partnership, trust, limited liability company, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.Representations of the Administrator. The Administrator represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)It shall cooperate and cause any sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to each Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Administrator, a Fund, or any other service provider to the Administrator or a Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.
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(B)The Organizational Documents of the Administrator and each Fund are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)Each of the employees of Ultimus (if any) who serves or has served at any time as an officer of each Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by each Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of each Fund’s Organizational Documents regarding indemnification of its officers. The Administrator shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)Any officer of the Administrator shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Administrator (an “Authorized Person”) (unless such authority is limited in a writing from the Administrator and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.Insurance

13.1.Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry; provided that each Fund’s insurance will be comprised of a D&O policy maintained through the investment adviser, along with the requisite fidelity bond. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.Information Provided by the Administrator

14.1.Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Administrator will furnish to Ultimus the following:

(A)copies of the Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

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(B)a list of all the officers of the Administrator, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(C)each Fund’s registration statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the Investment Company Act;

(D)each Fund’s notification of registration under the Investment Company Act on Form N-1A as filed with the SEC;

(E)copies of the current plan of distribution adopted by each Fund under Rule 12b-1 under the Investment Company Act for each Fund, if applicable;

(F)copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for each Fund;

(G)copies of the current underwriting agreement for each Fund, if applicable;

(H)contact information for each Fund’s service providers, including, but not limited to, each Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(I)a copy of procedures adopted by each Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.After the Agreement Effective Date. After the Agreement Effective Date, the Administrator will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.Compliance with Law

The Administrator, the Trust, and the Funds assume full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over each Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.Privacy and Confidentiality

16.1.Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to portfolio companies, investments, the Administrator’s or any Fund’s operations and performance, clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

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(A)any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)any information not contained in the public filings of the Administrator or any Fund concerning research activities and investments, portfolio composition, portfolio management techniques, plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)any financial information not contained in the public filings of the Administrator or any Fund, including information concerning performance or valuations of portfolio companies, revenues, profits and profit margins, and costs or expenses; and

(D)Client Records and Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately. Confidential Information shall not include any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

All Confidential Information, including Client Records and Customer Information, disclosed to, delivered to, or acquired by the Receiving Party hereunder shall be and remain the sole property of the Disclosing Party. Nothing in this Agreement is intended to grant any rights to the Receiving Party under any patent, trademark, copyright, trade secret or other intellectual property right law or regulation to the Confidential Information of the Disclosing Party.

16.2.Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Administrator or Fund (as applicable). “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.Treatment of Confidential Information

(A)Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and
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proprietary information and in any event no less than a reasonable degree of care to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)Each party further agrees that:

(1)The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)Receiving Party shall be responsible for any breach of this Agreement by any of its employees or agents to the same extent Receiving Party is responsible for its own breach, and Receiving Party agrees to take commercially reasonable measures to restrain its employees and agents from prohibited or unauthorized disclosure or use of the Confidential Information.

(3)Notwithstanding the foregoing, the Receiving Party may release Confidential Information (1) if approved in writing by the Disclosing Party, or (2) as required by law, as is required to be disclosed to or by any regulatory authority, or under any rule or judicial or administrative proceeding, or otherwise by applicable law; provided that, unless prohibited by law, the Disclosing Party shall provide notice of such disclosure.

(4)The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

(5)Money damages would not be a sufficient remedy for any breach of this Section and that the Disclosing Party shall be entitled to seek injunctive or other equitable relief to remedy any such breach or threatened breach by Receiving Party. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement but shall be in addition to all other rights and remedies available at law or in equity.

16.4.Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.Press Release
Within the first 60 days following the Agreement Effective Date, the Administrator agrees to review in good faith a press release (in any format or medium) announcing this Agreement; provided that Ultimus must obtain the
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Administrator’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Administrator.

18.Non-Exclusivity
The services of Ultimus rendered to the Administrator are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Administrator, or persons who are otherwise affiliated persons of the Administrator to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.Arbitration
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Cincinnati, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.If to the Administrator:

        Diamond Hill Capital Management, Inc.
        Attn: Mutual Fund Administration
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215
Email: mutualfundoperations@diamond-hill.com

20.2.If to Ultimus:

Ultimus Fund Solutions, LLC
Attn: General Counsel
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022
Email: legal@ultimusfundsolutions.com

21.General Provisions
Diamond Hill Capital Management, Inc.
ETF Master Services Agreement
August 21, 2025          Page 14 of 16

21.1.Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.Assignments.

(A)Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)The terms and provisions of this Agreement shall become automatically applicable to any entity that is the successor to the Administrator because of reorganization, recapitalization, or change of domicile.

(C)Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Administrator at least 90 days’ prior written notice.

(D)This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.Governing Law. This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and
Diamond Hill Capital Management, Inc.
ETF Master Services Agreement
August 21, 2025          Page 15 of 16

not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.
Diamond Hill Capital Management, Inc.
ETF Master Services Agreement
August 21, 2025          Page 16 of 16

The parties duly executed this Agreement as of August 21, 2025.

	Diamond Hill Capital Management, Inc.		Ultimus Fund Solutions, LLC
By:	/s/Thomas E. Line	By:	/s/Gary Tenkman
	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Diamond Hill Capital Management, Inc.
ETF Master Services Agreement
August 21, 2025          Page 17 of 16

Diamond Hill Capital Management, Inc.
ETF Master Services Agreement
August 21, 2025          Page 18 of 16

SCHEDULE A
to the
ETF Master Services Agreement
between
Diamond Hill Capital Management, Inc.
and
Ultimus Fund Solutions, LLC
dated August 22, 2025

Fund Portfolios

Diamond Hill Large Cap Concentrated ETF

Sub-Fund Accounting Addendum
for
Diamond Hill Capital Management, Inc.

This Sub-Fund Accounting Addendum, dated August 22, 2025, (this “Addendum”), is between Diamond Hill Capital Management, Inc. (the “Administrator”), for the Funds listed on Schedule A to that certain ETF Master Services Agreement, dated August 22, 2025 (“ETF Master Services Agreement”), and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the ETF Master Services Agreement.

Sub-Fund Accounting Services
1.Performance of Daily Accounting Services
Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.calculate the net asset value (“NAV”) per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.obtain security prices from independent pricing services, or if such quotes are unavailable and/or have been subject to override by the Trust’s investment adviser (“Adviser”), then obtain such prices from each Fund’s investment adviser or its designee;

1.3.verify and reconcile with each Funds’ custodian cash and all daily activity;

1.4.compute, as applicable, each Fund’s trailing and annualized returns, net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.accrue income of each Fund based upon income estimates obtained from independent pricing services, or if such income estimates are unavailable, then upon income estimates obtained from the Adviser or its designee;

1.6.record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis;

1.7.calculate Fund expenses based on instructions from each Fund’s administrator or entity approved by the Board and submit to authorized Trust officer for review and approval;

1.8.process share creations and redemptions and reconcile with each Fund’s transfer agent;

1.9.maintain create/redeem records to the extent they are not otherwise maintained by other services providers;

1.10.provide accounting positions to facilitate the generation of portfolio composition files.

1.11.determine the outstanding receivables and payables for all: (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.12.provide system generated accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.13.provide such ad hoc periodic reports as agreed to by the parties;

1.14.prepare and maintain the following records upon receipt of information in proper form from each Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals; (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.15.provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.16.provide accounting information to each Fund’s independent registered public accounting firm for preparation of each Fund’s tax returns; and

1.17.cooperate with, and take reasonable actions in the performance of its duties under this Addendum and the ETF Master Services Agreement, so that all necessary information is made available to each Fund’s independent public accountants in connection with any audit or the preparation of any report requested such Fund.

2.Accounting Services Related to Odd Lot Pricing
If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Addendum, the Administrator informs Ultimus that one or more Fund(s) holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Administrator, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Adviser or any sub-adviser to such Fund as part of any odd lot pricing procedures approved by the Board, and the Administrator hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.Derivatives Risk Management Program Support Services

Ultimus may, at the election of the Administrator, provide certain of the Funds with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.    Manage derivatives-specific data, update security master files, and load each Fund’s portfolio composition and derivatives-specific data into Confluence software;
b.    Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to the Adviser and the Trust’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;
c.    Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for each Fund it advises and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);
d.    Provide Adviser a board reporting template; and
e.    Provide the Board access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Trust’s related Derivatives Risk Management Program.

In providing the Derivatives Risk Management Program Support Services, in each instance where Ultimus has committed to provide Adviser with access to VaR reports or other derivatives related information, Adviser may, with Ultimus’ consent, elect to have Ultimus deliver the same reports and information to an Ultimus approved third party 18f-4 service provider/designee; with the understanding that delivery of such information to such third party 18f-4 service provider/designee may incur additional fees.

Alternatively, the Administrator may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

The Adviser has and retains sole responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Adviser of such responsibilities, and under no circumstances will Ultimus share in those responsibilities except as expressly agreed upon in this Sub-Fund Accounting Addendum.

4.Special Reports and Services

4.1.Ultimus may agree (but shall be under no obligation) to provide additional special reports upon the request of the Administrator, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.Ultimus may agree (but shall be under no obligation) to provide such other similar services with respect to a Fund as may be reasonably requested by the Administrator, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

The parties duly executed this Addendum as of August 21, 2025.

	Diamond Hill Capital Management, Inc.		Ultimus Fund Solutions, LLC
By:	/s/Thomas E. Line	By:	/s/Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Sub-Fund Administration Addendum
for
Diamond Hill Capital Management, Inc.

This Sub-Fund Administration Addendum (this “Addendum”), dated August 22, 2025, is between Diamond Hill Capital Management, Inc. (the “Administrator”) for the Funds listed on Schedule A to that certain ETF Master Services Agreement dated August 22, 2025 (“ETF Master Services Agreement”), and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the ETF Master Services Agreement.

Sub-Fund Administration Services
1.Regulatory Reporting
Ultimus shall provide the Trust with regulatory reporting services, including:

4.1.prepare, in consultation with Trust counsel, the annual updates (as well as supplements) to the Trust’s registration statement filed on Form N-1A pursuant to Section 8 of the Investment Company Act, and coordinate through a financial printer the filing of such annual updates (as well as supplements to such documents) with the Securities and Exchange Commission (the “SEC”);

4.2.prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-PORT, and N-CEN (as applicable), (ii) Form N-PX, (iii) annual Fidelity Bond Filing (Rule 17g-1), and (iv) all required notices pursuant to Rule 24f-2 under the Investment Company Act;

4.3.prepare such reports, notice filing forms and other documents (including reports regarding the sale of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to offer its shares; and

4.4.cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, so that the necessary information is made available to, the SEC or any other regulatory authority or applicable securities exchange in connection with any regulatory audit of the Trust or any Fund.

5.Shareholder Communications
Ultimus shall develop and prepare, with the assistance of the Administrator and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

6.Corporate Governance
Ultimus shall provide the following services to the Trust and its Funds:

6.1.provide individuals reasonably acceptable to the Board to serve as officers of the Trust, including, without limitation, individuals to serve as assistant treasurer, secretary, and assistant secretary, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Sub-Fund Administration Fee Letter);

6.2.coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the Investment Company Act and as such bonds and policies are approved by the Board; and

6.3.in consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, collect, prepare and disseminate digital materials for quarterly meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and Ultimus from time to time; attend and participate in quarterly Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the quarterly meetings of the Board. As agreed upon by the Trust and Ultimus from time to time, Ultimus may provide the services described in this paragraph 3.3 in connection with a total of four (4) Board meetings each year (one Board meeting each quarter), with any such work for additional Board meetings being performed at Ultimus’ then current hourly rate for such Board meeting and preparatory services.

7.Other Services
Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide the following services if reasonably requested by the Trust and if such services are consistent with Ultimus’ obligations under the ETF Master Services Agreement and this Sub-Fund Administration Addendum:

7.1.administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent, index receipt agent, and fund accountant;

7.2.assist the Trust, the Trust’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the Investment Company Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

7.3.coordinate with each Fund’s service providers to facilitate the setup of the Fund on applicable securities exchanges;

7.4.arrange for vendors to provide and post each Fund’s indicative optimized portfolio value, as applicable, and other information required by exemptive orders;

7.5.prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

7.6.prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed;

7.7.assist each Fund’s independent registered public accounting firm with the preparation and filing of the Fund’s tax returns;

7.8.research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for each Fund, if applicable;

7.9.advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

7.10.Monitor each Fund’s holdings and operations for post-trade compliance with its Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and at the direction of the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Administrator and each investment adviser or sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable. Post-trade compliance testing will be performed in accordance with testing policies and procedures, which in Ultimus’ sole determination, are reasonably designed to comport with industry standard post-trade compliance testing practices. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, its accuracy is dependent upon the accuracy of such data, and the Administrator agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Administrator further agrees and acknowledges that the post-trade compliance testing performed by Ultimus is not intended to relieve the Trust or the Administrator of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable the Administrator, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Administrator shall be required to arrange for Ultimus to have secure look-through access to private fund holdings;

7.11.administer all disbursements for a Fund;

7.12.upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers; and

7.13.provide the Fund(s), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the SEC’s tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. A Fund may, upon written notification to Ultimus, opt out of the Tailored Shareholder Report Services, in which event, Ultimus will extract from Ultimus’ systems the data required to prepare a TSR and deliver that data in an electronic format to the Fund or its designee (the “Data Extract Only Services”).

For special cases, the parties hereto may amend the procedures or services set forth in the ETF Master Services Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

8.Additional Regulatory Services
Ultimus may provide other regulatory services not specifically listed herein upon such terms and for such fees as the parties hereto agree. Such other regulatory services may include, without limitation, (i) the drafting of initial registration statements and amendments thereto pursuant to Rule 485(a) under the Securities Act of 1933, as amended, (ii) the drafting of proxy statements and related materials in connection with the Trust’s shareholder meetings, and (iii) the preparation of materials for, attendance at, and drafting of minutes for organizational and special Board meetings.

9.Tax Matters
Ultimus does not provide tax advice. Nothing in the ETF Master Services Agreement or this Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

10.Legal Representation
Notwithstanding any provision of the ETF Master Services Agreement or this Addendum to the contrary, Ultimus will not provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

The parties duly executed this Addendum as of August 21, 2025.

	Diamond Hill Capital Management, Inc.		Ultimus Fund Solutions, LLC
By:	/s/Thomas E. Line	By:	/s/Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer